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                                                                    EXHIBIT 10.4


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         WHEREAS, BRAND SERVICES, INC., a Delaware corporation (the "Company") and JOHN M. MONTER ("Executive") entered into an employment agreement dated as of June 1, 1999 (as subsequently amended or otherwise modified, including pursuant to the First Amendment thereto, dated June 30, 2000, the "Agreement"); and

         WHEREAS, the parties desire to amend, restate and continue the Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree that the Agreement is hereby amended, restated and continued as follows, all effective as of the Effective Date as described below:

         1. EMPLOYMENT TERM. Subject to the terms and conditions of this Agreement, the Company shall continue to employ Executive for the employment term which shall be the period commencing on the Effective Date and ending on December 31, 2007 (the "Employment Term"). Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive's employment hereunder. For purposes of this Agreement, the "Effective Date" shall be the date on which the Effective Time occurs (as defined in that certain Agreement and Plan of Merger among Brand Holdings, LLC ("Holdings"), Brand Acquisition Corp., DLJ Brand Holdings, Inc. and various sellers dated as of August 9, 2002 (the "Merger Agreement")). Notwithstanding the foregoing or any other provision of this Agreement, this Agreement shall become effective only upon the occurrence of the Effective Time and if the Effective Time does not occur by December 31, 2002 this Agreement shall be of no force and effect and shall terminate automatically without any further actions of the parties.

         2. POSITION. Subject to the terms and conditions of this Agreement, during the Employment Term, Executive shall serve as the Chief Executive Officer of the Company, shall report directly to the Board of Directors of the Company (the "Board") and shall have such duties and authority commensurate with such position as shall be determined from time to time by the Board. Prior to the end of the Employment Term, the parties shall discuss the transition of the Executive's duties to those of the chairman of the Company and the terms and conditions of such transition. Notwithstanding the preceding sentence, the Company shall not be required to employ the Executive after the expiration of the Employment Term in any capacity and the Executive is not required to accept any such employment. During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise.

         3. BASE SALARY. For the Employment Term, while Executive is employed by the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of not less than $425,000, payable bi-weekly in arrears, in accordance with the usual payment practices of the Company. Executive's Base Salary shall be subject to periodic review by the Compensation Committee of the Board, not less frequently than annually, beginning January 1, 2003.


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         4. BONUS.

                  (a) With respect to each fiscal year during the Employment Term, Executive shall be eligible for a bonus of up to 150% of his Base Salary to be determined annually in accordance with the Company's annual bonus plan, as earned through the achievement of certain profitability and performance objectives which are annually developed by Executive and the Compensation Committee of the Board. The annual bonus plan shall have terms (including the terms of calculating bonuses) consistent with the terms of the Company's 2002 bonus plan, a copy of which is annexed hereto as Annex I.

                  (b) Any bonus payable hereunder shall be paid at or about the same time bonuses are paid to the Company's other senior executives and, to the extent applicable, in accordance with the plan pursuant to which the bonus is awarded.

         5.       EMPLOYEE BENEFITS.

                  (a) During the Employment Term while he is employed by the Company, Executive shall be:

                           (i) entitled to participate on a basis no less favorable than other senior executives of the Company in all retirement, welfare benefit, incentive compensation, perquisite and other plans and arrangements of the Company applicable to senior executives of the Company as in effect from time to time; provided such plans and arrangements are not duplicative of benefits, plans or arrangements otherwise provided to Executive hereunder or otherwise by the Company; and

                           (ii) reimbursed on a monthly basis for the lease of an automobile in an amount not to exceed $775 per month and Executive shall be reimbursed on a monthly basis for the then current monthly dues and assessments as charged by Executive's country club in an amount not exceeding $600 per month.

                  (b) The Company shall establish a nonqualified deferred compensation plan ("Deferred Compensation Plan") which shall have a term of five
(5) years and, for each year of the Employment Term during which Executive is employed by the Company, the Company shall provide Executive with an annual contribution to such plan in an amount equal to the 25 percent of Executive's Base Salary for such year (pro rated to reflect any period of less than 12 months). Executive's rights with respect to his benefits under the Deferred Compensation Plan shall be exclusively as described in the Deferred Compensation Plan. Amounts contributed by the Company to the Deferred Compensation Plan shall not be taken into account for any purpose under any other plan, program, policy or arrangement of the Company or its affiliates.

                  (c) The Company shall be permitted to satisfy the remaining two annual premium payments, each in an aggregate amount of $200,000, in respect of Executive's life insurance policy with Nationwide Life Insurance Company (such policy being referred to as the "Policy" in the Agreement as in effect prior to the effectiveness hereof); provided that (i) the aggregate amount of such premiums is treated as a Transaction Expense (as defined in the Merger Agreement) or is otherwise deducted from the merger consideration paid by Holdings or Brand Acquisition Corp. under the Merger Agreement and (ii) the Company's satisfaction of


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such premiums is permitted by applicable law. If the condition in the foregoing clause (i) is satisfied, but the two premium payments are not satisfied by the Company as a result of a failure of the condition in the foregoing clause (ii), the Company will take such commercially reasonable actions that are permitted by law to effect the economic intent of this clause (c).

         6. BUSINESS EXPENSES. During the Employment Term, the Company shall reimburse such of Executive's travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

         7. TERMINATION. Upon a termination of the Employment Term prior to the Expiration Date, Executive shall be entitled to the payments described in this
Section 7.

                  (a) FOR CAUSE BY THE COMPANY; TERMINATION BY EXECUTIVE. The Employment Term may be terminated prior to the Expiration Date either (i) by the Company for Cause (as defined below) or (ii) by Executive for any reason.

                  If, prior to the Expiration Date, the Employment Term is terminated by the Company for Cause or by Executive for any reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid and any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided.

                  All other benefits following termination of the Employment Term pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company.

                  (b) DEATH. The Employment Term shall terminate prior to the Expiration Date upon Executive's death. If the Employment Term is terminated prior to the Expiration Date by reason of Executive's death, Executive's estate shall receive (i) the amounts described under Section 7(a) and (ii) continued payment of Base Salary through the first anniversary of the date of death. All benefits following termination of the Employment Term pursuant to this Section 7(b) shall be determined in accordance with the plans, policies and practices of the Company.

                  (c) DISABILITY; BY THE COMPANY WITHOUT CAUSE. The Employment Term shall terminate prior to the Expiration Date, at the Company's election, if Executive incurs a Disability (as defined below). In addition, the Employment Term may be terminated prior to the Expiration Date by the Company without Cause.

                  If the Employment Term is terminated prior to the Expiration Date by reason of Executive's Disability or by the Company without Cause, subject to Executive's continued compliance with the covenants set forth in
Section 10, Executive shall receive (i) the amounts described under Section 7(a); (ii) continued payment of Base Salary through the last day of the 24th month following such date of termination (the "Severance Period"); (iii) continued coverage under the Company's welfare benefit arrangements as in effect from time to time through the earlier of (A) the end of the Severance Period, and (B) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer; and (iv) in the case of a


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termination by the Company without Cause, a Bonus payment equal to $39,000 multiplied by the number of months remaining in the Severance Period, payable at the time bonuses are paid to the Company's other senior executives. All benefits following termination of the Employment Term pursuant to this Section 7(c) shall be determined in accordance with the plans, policies and practices of the Company.

                  (d) DEFINITIONS. For purposes of this Section 7, the following terms shall have the following meanings:

                  (i) "Cause" shall mean:

                           (A) Executive's willful and continued failure
                      substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

                           (B) An act or acts on Executive's part constituting a
                      felony under the laws of the United States or any other state thereof or any other jurisdiction in which the Company conducts business;

                           (C) Executive's being under the influence of illegal
                      drugs or alcohol while performing his duties hereunder;

                           (D) Any other act or omission which is materially
                      injurious to the financial condition or business reputation of the Company or any of its affiliates; or

                           (E) Executive's breach of the provisions of Section
                      10.

                  For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's best interests.

                  (ii) "Disability" shall mean Executive's inability, as a result of physical or mental illness, to perform the duties of the position(s) specified in Section 2 for a period of 90 consecutive days or for an aggregate of 90 days in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                  (e) NOTICE OF TERMINATION. Any purported termination of the Employment Term prior to the Expiration Date by the Company or by Executive shall be communicated by written notice of termination to the other party hereto, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.



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                  (f) In the event Executive remains employed by the Company throughout the entire Employment Term and has not been terminated for any reason pursuant to this Section 7 or otherwise, Executive shall be entitled to receive a lump-sum payment of $1,000,000.

                  (g) RELEASE. Any payments by the Company to Executive under this Section 7 or in connection with any dispute arising under or in connection with this Agreement or relating to Executive's employment with the Company (including payments pursuant to arbitration as provided for in Section 13(l) hereof) will be contingent upon the execution by Executive of a release of any claims Executive may have against the Company, its affiliates or any successor to the Company, such release to be in a form satisfactory to the Company in its sole discretion.

         8. CHANGE OF CONTROL. In the event of a change of control of more than 50% of the common stock of the Company or the common equity units of Holdings after the Effective Date, Executive shall have the option to terminate his employment with the Company within one year following such change in control and to receive for a period of 24 months following his termination (a) the Executive's then-current monthly salary; (b) a monthly bonus of $39,000; and (c) all Employee Benefits described in Section 5 of this Agreement.

         9. CHANGE OF JOB RESPONSIBILITIES. In the event of a change of control of more than 50% of the common stock of the Company or the common equity units of Holdings after the Effective Date, if, within one year of the change in control, Executive's job responsibilities are changed from those described in
Section 2 of this Agreement, Executive shall have the option exercisable within ninety (90) days after such change in responsibilities to terminate his employment with the Company and to receive for a period ending on the last day of the 24th month following the Executive's termination or the Expiration Date, whichever is later, (a) the Executive's then-current monthly salary; (b) a monthly bonus of $39,000; and (c) all Employee Benefits as described in Section 5 of this Agreement.

         10. NON-COMPETITION/CONFIDENTIAL INFORMATION.

                  (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term, and thereafter, through the twenty-fourth (24th) month following Executive's termination date:

                           (i) Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.



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                           (ii) Executive will not directly or indirectly assist
         others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above.

                  (b) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by paragraph (a) above or to terminate his employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

                  (c) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         11. SPECIFIC PERFORMANCE AND OTHER REMEDIES. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 10 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

         12. EXCISE TAX IMPOSED ON EXECUTIVE AS A RESULT OF CHANGE OF CONTROL. If (i) there occurs a change of control of more than 50% of the common stock of the Company or the common equity units of Holdings after the Effective Date, and
(ii) Executive shall be liable for any tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, as a result of payments under this Employment Agreement, then not later than the due date for the payment of any such tax, the Company shall pay to Executive (a) an amount equal to such tax, plus (b) an amount equal to any additional taxes incurred by



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Executive as a result of the tax payments to Executive prescribed pursuant to clause (a), immediately preceding, and this clause (b).

         13. MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

                  (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing.

                  (c) CONTINUATION OF EMPLOYMENT. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the Expiration Date shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement.

                  (d) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or the Company, as the case may be.

                  (e) SEVERABILITY. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in
Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in
Section 10 or any other restriction contained in Section 10 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 8 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  (f) ASSIGNMENT. This Agreement shall not be assignable by either party without the consent of the other party.



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                  (g) SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  (h) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (i) to Executive at his address then appearing in the personnel records of the Company and; (ii) to the Company at the Company's then current headquarters, with a copy to Brand Holdings, LLC, c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, NY 10020, Attention: Christopher Behrens; or (iii) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

                  (i) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (j) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to assure the agreed preservation of such rights and obligations.

                  (k) REPRESENTATIONS. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity

                  (l) ARBITRATION. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by Executive relating to his employment with the Company, including any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any similar federal, state or local law will be submitted to arbitration in the County of St. Louis in the State of Missouri to the American Arbitration Association ("AAA") under its rules then prevailing for the type of claim in issue. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County of St. Louis in the State of Missouri for any such action and further agree that service of process may be made within or without the State of Missouri by giving notice in the manner provided herein.

                  In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each

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party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

                  (m) FEES AND EXPENSES. In the event of a dispute by the Company or Executive as to the validity or enforceability of, or liability under, any provision of this Agreement and with respect to any claims arising in connection with Executive's employment with the Company, each party shall pay its own legal fees and expenses incurred in connection with such dispute or claim.

                  (n) FEES AND EXPENSES IN EVENT OF BREACH BY COMPANY FOLLOWING CHANGE OF CONTROL. Notwithstanding any provision of paragraph (m), above, to the contrary, in the event of a breach of this Agreement by the Company at any time after a change of control of more than 50% of the common equity interests of Holdings after the Effective Date, whether or not litigation is commenced, then, the Company shall pay to Executive, in addition to any damages incurred by Executive, the costs and expenses incurred by Executive in connection with such breach (including, without limitation, all court costs and reasonable attorneys' fees and costs).

                  (o) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (p) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.





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


                  IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date.

                                                     ---------------------------
                                                            John M. Monter

                                                              "Executive"


                                                     The Executive acknowledges
                                                     that this agreement
                                                     contains an arbitration
                                                     provision which may be
                                                     enforced by either party
                                                     hereto

                                                     BRAND SERVICES, INC.


                                                     By:
                                                        ------------------------
                                                     Title:
                                                           ---------------------
                                                               the "Company"



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